Exhibit (h)6.3


December 31, 2004

Mr. Mark E. Swanson Treasurer
Frank Russell Investment Company
909 A Street
Tacoma, WA  98402

RE: 2010 Strategy, 2020 Strategy, 2030 Strategy and 2040 Strategy Funds Special Servicing Agreement (the "Funds")

Dear Mark:

Reference is hereby made to those Special Servicing Agreements, each dated as of December 31, 2004 (the "Agreements"), among certain Underlying Funds (as that term is defined in the Agreements) of Frank Russell Investment Company ("FRIC"), Frank Russell Investment Management Company ("FRIMCo"), as adviser and administrator to FRIC, and the Funds.

FRIMCO agrees to pay, until February 28, 2006, all Expenses (as that term is defined in the Agreements) of the Funds not paid by the Underlying Funds pursuant to Section 2 of the Agreements.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

FRANK RUSSELL INVESTMENT
   MANAGEMENT COMPANY


By:
   --------------------------------------------------
      Greg J. Stark
      President

Accepted and Agreed:

FRANK RUSSELL INVESTMENT COMPANY


By:
   --------------------------------------------------
      Mark E. Swanson
      Treasurer